UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Electrum International, Inc.

 (Name of Registrant as Specified In Its Charter)
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Electrum International, Inc.

(a Delaware Corporation)

INFORMATION STATEMENT

Date first mailed to Stockholders:

June 15 , 2012

Level 8

580 St Kilda Road

Melbourne Victoria 3004

Australia

(Principle executive offices of the Company)

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

ELECTRUM INTERNATIONAL, INC.
PO Box 6315 St Kilda Road Central
Melbourne Victoria 8008 Australia
Tel +(613) 8532 2800
Fax +(613) 8532 2805
Email electruminfo@axisc.com.au
Website www.electrumint.com

INFORMATION STATEMENT

INTRODUCTION

This Information Statement is being furnished to Stockholders of Electrum International, Inc., a Delaware corporation (“Electrum” or the “Company”), pursuant to the requirements of Regulation 14C under the Securities Exchange Act 1934, as amended, in connection with an Action by Written Consent, dated May 16, 2012, of the Stockholders of the Company in lieu of a General Meeting of Stockholders of the Company (the “Written Consent”). A copy of the Written Consent is attached as Exhibit “A” to this Information Statement.

Management of the Company is utilizing the Written Consent in order to reduce the expenses and demands on the Company’s executives’ time necessitated by the holding of a meeting of stockholders, since the only business of such a meeting would be the election of directors and change of name to “Electrum International, Inc.”, and the Company’s principal stockholder, which owns 95.83% of the issued and outstanding shares of the Company's $.0001 par value common stock (the “Common Stock”) has indicated that it will vote for the election of directors and change of name to “Consolidated Gems, Inc.”, thereby ensuring the approval of such resolutions.  See “Vote Required”; and “Other Information Regarding the Company – Security Ownership of Certain Beneficial Owners and Management”. The Company has received an executed Written Consent from its principal stockholder which shall be effective 21 days from the date this Information Statement is first mailed to Stockholders.  See “Matters Set Forth in the Written Consent”.

Stockholders of record at the close of business on June 8, 2012 are being furnished copies of this Information Statement.  The principal executive offices of the Company are located at Level 8, 580 St Kilda Road Melbourne, Victoria, 3004, Australia, and the Company’s telephone number is 011 613 8532 2800.

MATTERS SET FORTH IN THE WRITTEN CONSENT

The Written Consent contains a resolution approving the appointment of Joseph Isaac Gutnick as a director of the Company. The Company’s principal stockholder, Power Developments Pty Ltd., which owns 165,600,000 shares of common stock, representing 94.46% of the currently issued and outstanding shares of Common Stock, has executed the Written Consent, thereby ensuring the approval of the election of directors and change of name to “Electrum International, Inc.”. See “Other Information Regarding The Company – Security Ownership of Certain Beneficial Owners and Management.”

VOTE REQUIRED

Counterpart copies of the Written Consent evidencing a majority of the outstanding shares of Common Stock, must be received by the Company within sixty days of the earliest dated counterpart copy of the Written Consent received by the Company in order to effectuate the matters set forth therein.  As of June 1, 2012 (date of Written Consent), 175,315,350 shares of Common Stock were issued and outstanding, thus, Stockholders representing no less than 87,657,675 shares of Common Stock were required to execute the Written Consent to effect the matters set forth therein.  As discussed under “Matters Set Forth in the Written Consent” the Company’s principal stockholder, which owns approximately 165,600,000 shares of Common Stock, or 94.46% of the outstanding Common Stock, has executed the Written Consent, thereby ensuring the approval of the re-election of the directors.  MANAGEMENT IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND MANAGEMENT A PROXY.

ELECTION OF DIRECTORS

General

Our By-laws provide that the number of Directors of the Company initially shall be one and that the number of directors which shall thereafter constitute the whole Board shall be determined by the Board of Directors.  The Board has determined that the number of Directors constituting the whole Board shall be two.

Directors need not be stockholders of the Company or residents of the State of Delaware.  Directors are elected for an annual term and generally hold office until the next Directors have been duly elected and qualified.  Directors may receive compensation for their services as determined by the Board of Directors. A vacancy on the Board may be filled by the remaining Directors even though less than a quorum remains.  A Director appointed to fill a vacancy remains a Director until his successor is elected by the Stockholders at the next annual meeting of Shareholder or until a special meeting is called to elect Directors.

Our Board of Directors currently has one member who holds office for a period of one year.

Director nominees

The following are management’s director nominees:

Name	Director Since
Joseph Isaac Gutnick	December 2008

Directors and executive officers

The following table lists our directors and executive officers.

Name	Age	Position(s) Currently Held with the Company
Joseph Gutnick	59	Executive Chairman of the Board, President, Chief Executive Officer and Director
Peter Lee	53	Secretary and Chief Financial Officer

Director Qualifications

The following paragraphs provide information as of the date of this report about each director as well as about each executive officer.  The information presented includes information each director has given us about his age, all positions he holds, his principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he currently serves as a director or has served as a director during the past five years.  In addition to the information presented below regarding each director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he should serve as a director, we also believe that all of our directors have demonstrated an ability to exercise sound judgment, as well as a commitment of service to the Company and our Board.

Joseph Gutnick

Mr. Gutnick has been Executive Chairman of the Board and President since December 2008. He has been a Director of numerous public listed companies in Australia specializing in the mining sector since 1980 and is currently President and CEO of Legend International Holdings Inc. (since 2004), Golden River Resources Corporation (for more than 10 years), and Aurum Inc. (since July 2009), US corporations listed on the OTC market; and President and CEO of Northern Capital Resources Corp and Great Central Resources Corporation, US private corporations and Executive Chairman and Managing Director of Quantum Resources Limited, North Australian Diamonds Ltd and Top End Uranium Limited, Australian listed public companies. He has previously been a Director of Hawthorn Resources Limited, Astro Diamond Mines NL, Acadian Mining Corporation and Royal Roads Corporation in the last five years. Mr. Gutnick was previously a Director of the World Gold Council. He is a Fellow of the Australasian Institute of Mining & Metallurgy and the Australian Institute of Management and a Member of the Australian Institute of Company Directors.

Mr. Gutnick’s experience in founding and serving as the chief executive officer and chairman of a number of public companies will provide our Board with valuable executive leadership and management experience.

Peter Lee

Mr. Lee has been Chief Financial Officer and Principal Accounting Officer since December 2008. Mr. Lee is a Member of the Institute of Chartered Accountants in Australia, a Fellow of Chartered Secretaries Australia Ltd., a Member of the Australian Institute of Company Directors and holds a Bachelor of Business (Accounting) from Royal Melbourne Institute of Technology. He has over 25 years commercial experience and is currently CFO and Secretary of Legend International Holdings Inc. (since 2005), Golden River Resources Corporation (for more than 10 years) and Aurum Inc. (since July 2009), US corporations listed on the OTC market, Northern Capital Resources Corporation and Great Central Resources Corporation, and Company Secretary of Quantum Resources Limited, North Australian Diamonds Ltd and Top End Uranium Limited, Australian listed public companies. Mr. Lee is also a director of Acadian Mining Corporation (ADA:TSX).

Mr. Gutnick was formerly the Chairman of the Board, and Mr. Lee was formerly Company Secretary of Centaur Mining & Exploration Ltd., an Australian corporation, which commenced an insolvency proceeding in Australia in March 2001.

The Company’s director has been appointed for a one-year term which expires in June 2013.

Directors need not be stockholders of the company or residents of the State of Delaware. Directors are elected for an annual term and generally hold office until the next Directors have been duly elected and qualified. Directors may receive compensation for their services as determined by the Board of Directors. A vacancy on the Board may be filled by the remaining Directors even though less than a quorum remains. A Director appointed to fill a vacancy remains a Director until his successor is elected by the Stockholders at the next annual meeting of Shareholder or until a special meeting is called to elect Directors.

Board Leadership Structure and Risk Oversight

The office of the Chairman of the Board and Chief Executive Officer currently are held by the same individual.  The Company believes that the combined role is more efficient for a smaller company with limited operations.  Also, the Company’s Board of Directors sets the Company’s strategy and goals so the Chairman of the Board must be an integral part of that process, and he can provide strategic guidance to the Board by virtue of his role as Chief Executive Officer.

The Company’s Board is responsible for monitoring and assessing the Company’s risks, which include risks associated with operations, financing and capital investments.

Board, Audit Committee and Remuneration Committee Meetings

Our Board of Directors consisted of two directors’ during fiscal 2011. During fiscal 2011, our Board of Directors met three times and both directors attended all meetings.

We do not have a nominating committee. Historically our entire Board has selected nominees for election as directors. The Board believes this process has worked well thus far particularly since it has been the Board's practice to require unanimity of Board members with respect to the selection of director nominees. In determining whether to elect a director or to nominate any person for election by our stockholders, the Board assesses the appropriate size of the Board of Directors, consistent with our bylaws, and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the Board will consider various potential candidates to fill each vacancy. Candidates may come to the attention of the Board through a variety of sources, including from current members of the Board, stockholders, or other persons. The Board of Directors has not yet had the occasion to, but will, consider properly submitted proposed nominations by stockholders who are not directors, officers, or employees of Electrum International, Inc. on the same basis as candidates proposed by any other person. We do not have a policy with respect to the use of diversity as a criteria for Board membership and do not consider diversity in the selection of our Directors.

Audit Committee

The Company does not have an audit committee or an audit committee charter. In lieu of an audit committee, the Company's board of directors assumes the responsibilities that would normally be those of an audit committee. Given the limited scope of the Company’s operations to date, the Board of Directors does not at present have a director that would qualify as an audit committee financial expert under the applicable federal securities law regulations.

Remuneration Committee

The Company does not have a remuneration committee or a remuneration committee charter. In lieu of an remuneration committee, the Company's board of directors assumes the responsibilities that would normally be those of an remuneration committee.

Code of Ethics

We have adopted a Code of Conduct and Ethics and it applies to all Directors, Officers and employees. A copy of the Code of Conduct and Ethics is on our website at www.electrumint.com. We will provide a copy of the Code of Conduct and Ethics any person without charge.  If you require a copy, contact us by facsimile or email and we will send you a copy.

Report of the Board on Financial Statements

We do not have an Audit Committee – the Board of Directors deals with matters normally dealt with by the Audit Committee.

Management is responsible for Electrum’s financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Electrum’s independent auditors are responsible for auditing those financial statements.

In performing our oversight duties we rely on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States. We also rely on the representations of the independent auditors included in their report on Electrum’s financial statements.

Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures. Furthermore, our contacts with management and the independent auditors do not assure that:

●	Electrum’s financial statements are presented in accordance with generally accepted accounting principles,
●	the audit of Electrum’s financial statements has been carried out in accordance with generally accepted auditing standards or
●	Electrum’s independent accountants are in fact “independent.”

In connection with the inclusion of the audited financial statements in Electrum’s annual report on Form 10-K for the fiscal year ended December 31, 2011 (“fiscal 2011”), the Board of Directors:

●	reviewed and discussed the audited financial statements with management,
●	discussed with our independent auditors the materials required to be discussed by SAS 61,

●	reviewed the written disclosures and the letter from our independent auditors required by Independent Standards Board Standard No. 1 and discussed with our independent auditors their independence, and
●	based on the foregoing review and discussion, recommended to the Board of Directors that the audited financial statements be included in Electrum’s fiscal 2011 annual report on Form 10-K.

Mr. Joseph Gutnick

Stockholder Communications with the Board

Stockholders who wish to communicate with the Board of Directors should send their communications to the Chairman of the Board at the address listed below.  The Chairman of the Board is responsible for forwarding communications to the appropriate Board members.

Mr. Joseph Gutnick
Electrum International, Inc.
PO Box 6315 St. Kilda Road
Central Melbourne, Victoria 8008 Australia

Annual Meeting Attendance

The Company encourages all Directors to attend the annual meeting of stockholders either in person or by telephone.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, our Directors, executive officers and beneficial owners of more than 10% of the outstanding common stock are required to file reports with the Securities and Exchange Commission concerning their ownership of and transactions in our common stock and are also required to provide to us copies of such reports.  Based solely on such reports and related information furnished to us, we believe that in fiscal 2011 all such filing requirements were complied with in a timely manner by all Directors and executive officers.

Executive Compensation.

Summary Compensation Table

The following table sets forth the annual salary, bonuses and all other compensation awards and pay outs on account of our Chief Executive Officer for services rendered to us during the fiscal year ended December 31, 2011 and 2010. No other executive officer received more than US$100,000 per annum during this period.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Joseph Gutnick, Chairman of the Board, President (1)	2011 2010 2009	$415 $4,849 $2,500	- - -	- - -	- - -	- - -	- - -	- - -	$415 $4,849 $2,500
Craig Michael, CEO and Director	2011	$18,206	-	-	-	-	-	-	$18,206

We have a written policy that we will not enter into any transaction with an officer, Director or affiliate of the Company or any member of their families unless the terms of the transaction are no less favourable to us than the terms available from non-affiliated third parties or are otherwise deemed to be fair to the Company at the time authorized.

Outstanding Equity Awards at Fiscal Year-End

None.

Principal Officers Contracts

The principal officers do not have any employment contracts.

Compensation of Directors

The Company’s directors did not receive any compensation during fiscal 2011.

It is our policy to reimburse Directors for reasonable travel and lodging expenses incurred in attending Board of Directors meetings.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The following table sets forth certain information regarding the beneficial ownership of our common stock by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, each of our directors and named executive officers, and all of our directors and executive officers as a group as of June 1, 2012.

Title of Class	Name and Address of Beneficial Owner*	Amount and nature of Beneficial Owner		Percentage of class (1)
Shares of common stock Shares of common stock Shares of common stock	Joseph Gutnick Craig Michael Peter Lee	165,600,000 - -	(2)	94.46 - -
	All officers and Directors as a group	165,600,000		94.46
*	Unless otherwise indicated, the address of each person is c/o Electrum International, Inc., Level 8, 580 St. Kilda Road, Melbourne, Victoria 3004 Australia

Notes:
(1)	Based on 175,315,350 shares outstanding as of June 1, 2012.
(2)	Includes 165,600,000 shares owned by Power Developments Pty Ltd, of which Mr Joseph Gutnick is the sole Director and stockholder.

Certain Relationships and Related Transactions

In January 2009, the Company entered into an agreement with AXIS Consultants Pty Ltd to provide geological, management and administration services to the Company. AXIS is affiliated through common management and is incorporated in Australia. AXIS’ principal business is to provide geological, management and administration services to companies. We are one of ten affiliated companies that AXIS provides services to, namely, Electrum International, Inc., Legend International Holdings, Inc, Quantum Resources Limited, North Australian Diamonds Ltd, Top End Uranium Ltd, Northern Capital Resources Corp, Golden River Resources Corp, Great Central Resources Corp., Aurum, Inc., and Acadian Mining Corporation.

Each of the companies has some common Directors, officers and shareholders. In addition, each of the companies is substantially dependent upon AXIS for its senior management and certain mining and exploration staff.  A number of arrangements and transactions have been entered into from time to time between such companies.  It has been the intention of the affiliated companies and respective Boards of Directors that each of such arrangements or transactions should accommodate the respective interest of the relevant affiliated companies in a manner which is fair to all parties and equitable to the shareholders of each. Currently, there are no material arrangements or planned transactions between the Company and any of the other affiliated companies other than AXIS.

AXIS is paid by each company for the costs incurred by it in carrying out the administration function for each such company. Pursuant to the Service Agreement, AXIS performs such functions as payroll, maintaining employee records required by law and by usual accounting procedures, providing insurance, legal, human resources, company secretarial, land management, certain exploration and mining support, financial, accounting advice and services.  AXIS procures items of equipment necessary in the conduct of the business of the Company.  AXIS also provides for the Company various services, including but not limited to the making available of office supplies, office facilities and any other services as may be required from time to time by the Company as and when requested by the Company.

We are required to reimburse AXIS for any direct costs incurred by AXIS for the Company. In addition, we are required to pay a proportion of AXIS’s overhead cost based on AXIS’s management estimate of our utilisation of the facilities and activities of AXIS plus a service fee of not more than 15% of the direct and overhead costs. Amounts invoiced by AXIS are required to be paid by us. We are also not permitted to obtain from sources other than AXIS, and we are not permitted to perform or provide ourselves, the services contemplated by the Service Agreement, unless we first request AXIS to provide the service and AXIS fails to provide the service within one month.

The Service Agreement may be terminated by AXIS or ourselves upon 60 days prior notice.  If the Service Agreement is terminated by AXIS, we would be required to independently provide, or to seek an alternative source of providing, the services currently provided by AXIS.  There can be no assurance that we could independently provide or find a third party to provide these services on a cost-effective basis or that any transition from receiving services under the Service Agreement will not have a material adverse effect on us.  Our inability to provide such services or to find a third party to provide such services may have a material adverse effect on our operations.

In accordance with the Service Agreement, AXIS provides the Company with the services of our Chief Executive Officer, Chief Financial Officer and clerical employees, as well as office facilities, equipment, administrative and clerical services. We pay AXIS for the actual costs of such facilities. AXIS has not charged a service fee for this fiscal year.

The payable to affiliate at December 31, 2011 of $109,823 is due to AXIS. During the year ended December 31, 2011, AXIS provided services in accordance with the services agreement and incurred direct costs on behalf of the Company of $227,608. The Company issued 2,515,350 shares of common stock at an issue price of $0.60, being the closing price on the date of issue, to AXIS in satisfaction of a loan balance of $1,509,210. AXIS also agreed to forgive $110,354 in relation to services previously charged. Forgiveness of a related party liability is viewed as, in essence, a capital transaction. Accordingly, the forgiveness of the liability by AXIS is reported in the 2011 financial statements as a $110,354 increase in additional paid-in capital. The Company intends to repay these amounts with funds raised either via additional debt or equity offerings, but as this may not occur within the next 12 months. AXIS has agreed not to call the advance in 2012 and accordingly, the Company has classified the amounts payable as non-current in the accompanying balance sheets.

Transactions with Management.

We have a written policy that we will not enter into any transaction with an Officer, Director or affiliate of us or any member of their families unless the transaction is approved by a majority of our disinterested non-employee Directors and the disinterested majority determines that the terms of the transaction are no less favourable to us than the terms available from non-affiliated third parties or are otherwise deemed to be fair to us at the time authorised.

Principal Accounting Fees and Services

The following table shows the audit fees that were billed or are expected to be billed by PKF for fiscal 2011 and 2010.

	PKF 2011	PKF 2010

Audit fees	$40,558	$38,798
Audit related fees	-	-
Tax fees	7,250	7,500

Total	$47,808	$46,298

Audit fees were for the audit of our annual financial statements, review of financial statements included in our 10-Q quarterly reports, and services that are normally provided by independent auditors in connection with our other filings with the SEC. This category also includes advice on accounting matters that arose during, or as a result of, the audit or review of our interim financial statements.

Tax fees relate to the preparation of the Company’s income tax returns and other tax compliance filings.

By order of the Board of Directors,

Peter J Lee
Secretary

June 1, 2012

EXHIBIT A

ELECTRUM INTERNATIONAL, INC.

NOTICE PURSUANT TO SECTION 228 OF THE GENERAL

CORPORATION LAW

To:	All Stockholders
1.
PLEASE TAKE NOTE THAT Stockholders owning at least a majority of the outstanding stock of Electrum International, Inc. by written consent with a meeting dated May, 2012 have duly adopted the following resolution:

“a resolution appointing Joseph Isaac Gutnick as a Director of the Corporation for a period of twelve months” and until their successors have been duly elected and qualified.

“a resolution changing the name of the Corporation to Consolidated Gems, Inc.”

PETER LEE
Secretary

EXHIBIT B

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION OF

ELECTRUM INTERNATIONAL, INC.

(Under section 242 of the General Corporation Law)

Electrum International, Inc., a corporation organized and existing under the General Corporations Law of the State of Delaware (the "Corporation"), does hereby certify that:

FIRST:    The name of the Corporation is Electrum International, Inc.

SECOND:            The Certificate of Incorporation is hereby amended by striking out Article “FIRST” thereof and by substituting in lieu of said Article the following provisions:

“FIRST:     The name of the Corporation (the "Corporation") is Consolidated Gems, Inc."

THIRD:   The Amendment to the Certificate of Incorporation herein certified has been duly adopted in accordance with the provision of Section 228 and 242 of the General Corporations Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of this 16 day of May, 2012.

/s/ Peter J Lee
Peter J. Lee
Chief Financial Officer and Secretary